SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

P. H. GLATFELTER COMPANY

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously by written preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

P. H. GLATFELTER COMPANY
96 South George Street, Suite
500 York, Pennsylvania 17401

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 28, 2004

TO THE SHAREHOLDERS:

The 2004 annual meeting of shareholders of P. H. Glatfelter Company will be held at the York Expo Center, 334 Carlisle Avenue, York, Pennsylvania, in the White Rose Room, on Wednesday, April 28, 2004, at 10:00 AM for the following purposes:

1.	To elect three members of the Board of Directors to serve for three-year terms expiring in 2007;

2.	To consider a shareholder proposal; and

3.	To transact such other business as may properly come before the meeting.

Only holders of record of the Company’s common stock at the close of business on March 3, 2004, will be entitled to notice of and to vote at the annual meeting.

It is important that your shares be represented and voted at the annual meeting. Whether or not you currently plan to attend the meeting, please complete, date and sign the accompanying proxy card and return it promptly in the enclosed, self-addressed envelope requiring no postage if mailed in the United States. If you choose, you may still vote in person at the meeting even though you previously submitted a proxy card.

M. R. MUELLER
Secretary

March 24, 2004

i

P. H. GLATFELTER COMPANY

PROXY STATEMENT

The accompanying proxy is being solicited by the Board of Directors of P. H. Glatfelter Company (the Company), 96 South George Street, Suite 500, York, Pennsylvania 17401, in connection with the 2004 annual meeting of shareholders of the Company (the annual meeting or meeting) to be held on Wednesday, April 28, 2004. This proxy statement and the accompanying proxy card are being mailed to the Company’s shareholders on or about March 24, 2004.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At the annual meeting, shareholders will act upon the following matters:

•	electing three directors of the Company, to serve for three-year terms expiring at the Company’s 2007 annual meeting;

•	considering a shareholder proposal; and

•	transacting any other business that may properly be brought before the meeting.

In addition, the Company’s management will report on the Company’s business during the year ended December 31, 2003, and respond to questions from shareholders.

Who is entitled to vote at the annual meeting?

Only holders of record of the Company’s common stock at the close of business on the record date, March 3, 2004, are entitled to receive notice of and to vote at the meeting. Each holder of the Company’s common stock is entitled to one vote per share owned of record on all business presented at the meeting, except that shareholders have cumulative voting rights in electing directors. Cumulative voting means that each shareholder is entitled to as many votes in electing directors as is equal to the number of his or her shares of common stock multiplied by the number of directors to be elected. A shareholder may cast all such votes for a single nominee or may distribute them between two or more nominees as he or she sees fit. The persons named in the accompanying proxy card as proxy holders will vote the shares as designated by the shareholder, including any exercise of cumulative voting rights through the distribution of votes among the nominees as indicated on the proxy card. Absent such designation, the proxy holders will have the right to vote as they see fit, including the right to vote cumulatively.

How do I vote?

If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you specify. If you are a holder of record of the Company’s common stock on the record date and attend the meeting, you may deliver your completed proxy card or vote in person at the meeting. Judges of election appointed by the Company will count the votes.

What constitutes a quorum?

A quorum is necessary to permit a particular matter to be considered and acted upon at the meeting. The presence at the meeting, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter will constitute a quorum for the purposes of such matter. The Company had 43,804,310 shares of common stock outstanding on the record date.

What vote is required to elect a director and to approve the shareholder proposal?

Election of Directors. The three nominees for directors receiving the highest number of votes cast by shareholders will be elected to serve on the Board. Votes withheld with respect to the election of a director will not be voted with respect to such director, although they will be counted in determining whether there is a quorum; accordingly, votes withheld will have no effect on the result of the vote.

Shareholder Proposal. The approval of the shareholder proposal requires the affirmative vote of the holders of a majority of the shares represented in person or by proxy. Abstentions with respect to the shareholder proposal will be counted as present for purposes of determining whether there is a quorum, but will not be counted as votes cast; accordingly, an abstention will have the effect of a negative vote. Broker non-votes (shares held by a broker or nominee as to which the broker or nominee does not have the authority to vote on a particular matter) with respect to a shareholder proposal will not be counted as present for purposes of determining whether there is a quorum and will not be voted or included in the vote totals; accordingly, broker non-votes will have no effect on the result of the vote.

How does discretionary voting authority apply?

If you sign and return the accompanying proxy card, but do not make any selections, you give discretionary authority to the persons named as proxy holders in the proxy card. Your shares will then be voted as recommended by the Board of Directors.

What is the Board’s recommendation?

The Board of Directors recommends a vote:

•	FOR election of its three nominees for director, Kathleen A. Dahlberg, Richard C. Ill and Lee C. Stewart for terms expiring in 2007; and

•	AGAINST approval of the shareholder proposal.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy card, you may change your vote at any time before the proxy is exercised by filing with the Company’s Secretary either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders to vote your proxy will be revoked if you attend the meeting in person and request to change your vote, vote in person or revoke your proxy, although attendance at the meeting will not by itself revoke a previously granted proxy.

Who bears the cost of solicitation of proxies?

The Company bears the cost of preparing, printing, assembling and mailing this proxy statement and other Board proxy solicitation materials. The Company will also reimburse brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the owners of the Company’s common stock. In addition to the solicitation of proxies by mail, some of the officers and other employees of the Company may solicit proxies personally, by telephone and by other means. These persons receive no special compensation for any solicitation activities.

When are shareholder proposals due for inclusion in the proxy statement for the 2005 annual meeting?

To be included in the proxy statement for the Company’s 2005 annual meeting, shareholder proposals must be submitted in writing to the Company’s Secretary no later than November 25, 2004. The Company’s By-laws prescribe the procedures shareholders must follow to bring business before shareholder meetings. To bring matters before the 2005 annual meeting and to include a matter in the Company’s proxy statement and proxy for that meeting, notice must be received by the Company within the time limit described above. Such notice must meet the Company’s By-law requirements, and otherwise comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended. Copies of the Company’s By-laws may be obtained free of charge from the Secretary of the Company.

How can a shareholder nominate director candidates?

You may recommend nominees for election to the Board for consideration by the Nominating and Corporate Governance Committee, provided the recommendation is made in accordance with the procedures described herein and the Company’s By-laws. To nominate a candidate for director at the 2005 annual meeting, your notice of the nomination must be received by the Company’s Secretary by November 25, 2004. The notice must describe various matters regarding the nominee, including name, address, occupation and shares held, all as provided by the Company’s By-laws. Copies of the relevant sections of the By-laws may be obtained free of charge from the Secretary of the Company. Shareholder nominations that comply with these procedures will receive the same consideration by the Nominating and Corporate Governance Committee that all other nominations receive.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

How may shareholders communicate with the Company’s Board or the non-management directors of the Company?

You may submit any correspondence in writing addressed to the Board of Directors or the individual non-management Director, c/o Corporate Secretary’s Office, 96 South George Street, Suite 500, York, PA 17401-1434. You can also call the Company’s Integrity Helpline (1-800-346-1676).

The Company’s Board has approved a process whereby the Corporate Secretary will regularly forward any and all communication received on behalf of the Board or individual directors to the Board or the respective director and the Chairperson of the Committee responsible for the matter addressed in the communication. All communication that relates to concerns regarding accounting, internal controls or auditing matters will be forwarded to the Chairman of the Audit Committee promptly upon receipt with a copy to the addressee.

What is the Company’s policy regarding Director attendance at the annual meeting?

While the Company does not have a formal policy regarding director attendance at the annual meeting, the Company’s directors, including persons nominated for election at the annual meeting generally attend the annual meeting. All of the Company’s directors attended the 2003 annual meeting.

Which Directors are determined to be independent?

Pursuant to the Company’s corporate governance principles, the Board undertook its annual review of director independence in March 2004. During this review, the Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates, including those reported under “Certain Relationships and Related Transactions” below. The Board also examined transactions and relationships between directors or their affiliates and members of our senior management or their affiliates. As provided in these principles, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

The NYSE also requires that the Board of Directors determine whether a director is independent for purposes of the NYSE’s listing standards. The Nominating and Corporate Governance Committee has asked each director to specify the nature of any material relationships the director may have with the Company, including, but not limited to, any relationships that would specifically preclude a finding of independence under the NYSE’s listing standards. Upon review of these disclosures, the Board has affirmatively determined that none of the directors noted as independent in this proxy statement has a material relationship with the Company that would preclude such director’s independence.

As a result of this review, the Board affirmatively determined that Ms. Dahlberg and Messrs. DeBenedictis, Hall, Naples, Smoot and Johnson are independent of the Company and its management under the standards set forth in the Company’s corporate governance principles. Mr. Glatfelter is considered an affiliated director because of his current employment as Chief Executive Officer of the Company and executive officer of the Company’s subsidiaries and affiliates, and Mr. Stewart because of a previous consulting arrangement with the Company, which terminated in the first quarter of 2003.

Committees and Meetings of the Board of Directors

How often did the Board meet during 2003?

The Board of Directors held eight meetings during 2003, including one retreat to discuss strategic issues. Non-management directors meet in regularly scheduled executive sessions (without management), at which the Chair of the Nominating and Corporate Governance Committee presides. Each of the incumbent directors attended at least 75% of the aggregate of all meetings of the Board and committees thereof on which he or she served in 2003.

What committees has the Board established?

The standing committees of the Board are the Audit Committee, the Compensation Committee, the Finance Committee and the Nominating and Corporate Governance Committee. The Board appoints the members of all of these committees.

Audit Committee. The Audit Committee currently consists of three members of the Board: N. DeBenedictis (Chair), J. R. Hall and R. J. Naples, all of whom, in the opinion of the Board, meet the director independence requirements as set forth in the listing standards of the New York Stock Exchange (NYSE) and the applicable regulations of the Securities and Exchange Commission (SEC) as in effect on the date this proxy statement is first mailed to stockholders. The Board has determined that, based on the relevant experience of the Audit Committee members listed below under the heading “Board of Directors,” all three members are audit committee financial experts as set forth in the applicable regulations of the SEC. The Audit Committee held eight meetings during 2003.

The functions of and additional information about the Audit Committee is set forth in the Report of the Audit Committee included herein. A copy of the Audit Committee Charter is attached as Appendix A to this proxy statement.

Compensation Committee. The Compensation Committee currently consists of four members of the Board: K. A. Dahlberg (Chair), N. DeBenedictis, R. J. Naples and R. L. Smoot, all of whom, in the opinion of the Board, meet the director independence requirements as set forth in the listing standards of the NYSE. The responsibilities of the Compensation Committee are described below (see “Report of Compensation Committee on Executive Compensation”). The Compensation Committee held six meetings during 2003.

Finance Committee. The Finance Committee currently consists of three members of the Board: G. H. Glatfelter II, M. A. Johnson II (Chair) and L. C. Stewart. The Finance Committee is responsible to the Board for the recommendation to the Board of the financial policies of the Company, and for the oversight of the management of the financial affairs of the Company; as well as:

•	the oversight of the Company’s budgets;

•	the review of all proposed capital expenditures in excess of authorized amounts;

•	the recommendation to the Board of the amount of any dividend to be declared and paid on the Company’s Common stock; and

•	the designation of authorized individuals for opening bank accounts, executing checks, notes and other payments on behalf of the Company.

In addition, the Finance Committee recommends to the Board Company borrowings, loans, and guarantees up to such specified amounts, or upon such conditions as the Finance Committee may establish. The Finance Committee also has the oversight of the management and investment performance of the Company’s pension, 401(k) savings and profit sharing plans. The Finance Committee held three meetings during 2003.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee currently consists of four members of the Board: K. A. Dahlberg, N. DeBenedictis, J. R. Hall and R. L. Smoot (Chair), all of whom, in the opinion of the Board, meet the director independence requirements as set forth in the listing standards of the NYSE. The Nominating and Corporate Governance Committee is responsible to the Board for all corporate governance matters, the review and recommendation to the Board of the Company’s Code of Business Ethics, and the nominations of the directors and officers of the Company, as well as:

•	recommendations to the Board regarding the Board’s size and composition, and the tenure and retirement age of directors;

•	the review of the qualifications and the recommendation to the directors of nominees for election to the Board at each annual meeting. In accordance with the Company’s corporate governance principles, the Nominating and Corporate Governance Committee will consider, at a minimum, the nominee’s independence, availability of sufficient time to serve on the Company’s Board and the possession of such knowledge, experience, skills, expertise, wisdom, integrity, business acumen, understanding of the Company’s business environment and diversity so as to enhance the Board’s ability to manage and direct the affairs and business of the Company when recommending to the Board potential new Board members, or the continued service of existing members;

•	the consideration of nominees recommended by shareholders, provided that the recommendations are made in accordance with the procedures described in this proxy statement under “How can a shareholder nominate director candidates?”;

•	the nomination of persons to fill vacancies on the Board occurring between annual meetings;

•	the nomination of directors for committee membership; and

•	the review and approval of corporate contributions to affiliated persons or entities and contributions in excess of $25,000 to any other person or entity.

The Committee periodically reviews and oversees orientation programs for newly elected directors and continuing director education programs for incumbent directors. The Committee also reviews shareholder proposals for inclusion in the proxy statement for the annual meeting and proposed responses by the Board, and makes recommendations to the Board concerning any other aspect of the procedures of the Board that the Committee considers warranted. The Nominating and Corporate Governance Committee is further charged with developing and recommending the corporate governance principles to the Board and reviewing the same annually to assure that they are appropriate for the Company and comply with the requirements of the SEC and NYSE. Furthermore, the Nominating and Corporate Governance Committee reviews the senior management organization, assuring that the Company has a senior management succession plan, makes nominations to the Board for election of officers, and recommends to the Board the individual who should assume the position of Chief Executive Officer if he or she becomes unable to serve due to an unforeseen event. The Nominating and Corporate

Governance Committee has the authority to retain director search consultants, outside counsel or other experts as it deems necessary to carry out its duties, and the Company makes funds available to the Committee for such retention. No third party director search firms were engaged in 2003. The Nominating and Corporate Governance Committee held three meetings during 2003. A copy of the Nominating and Corporate Governance Committee Charter is attached as Appendix B to this proxy statement.

DIRECTOR COMPENSATION

How are directors compensated?

Base Compensation. The Company pays non-employee directors an annual retainer fee of $18,000. The directors receive shares of the Company’s common stock with a market value that equals two-thirds of this fee, with the balance paid in cash. In addition, the Company pays non-employee directors $1,500 for attendance at the annual board retreat and $1,000 for every board and committee meeting attended. The Company also pays non-employee committee chairpersons an annual committee-related retainer of $2,500.

Deferred Compensation. Pursuant to the Company’s Deferred Compensation Plan for Directors (the plan), every year each director may elect to defer 50%, 75% or 100% of his or her retainer to be earned in that year and following years. For each director who participates in the plan, the Company will credit a deferred fee account with phantom shares of the Company’s common stock (stock units) at such date, as the retainer would otherwise have been paid. The number of stock units credited to a director’s deferred account is the quotient of the amount of the deferred retainer divided by the trading price of the Company’s common stock at the close of business on such date. Additional stock units are credited to each director’s account as of each payment date for dividends on the Company’s common stock, based on the number of stock units credited to a director’s account on the record date for such dividends. Once a participant in the plan ceases to be a member of the Board of Directors, such participant is entitled to receive an amount in cash equal to the product of the number of stock units credited to his or her deferred account multiplied by the market value of the Company’s common stock, payable in lump sum or in installments.

Options. Each non-employee director receives, on May 1 of each year, non-qualified stock options to purchase 2,500 shares of common stock of the Company for a purchase price per share equal to the fair market value per share of the common stock of the Company on the date such options are granted. The options vest in full on the first anniversary of the date of the grant and expire on the earlier of the date on which the optionee ceases to be a member of the Board of Directors, or ten years from the date of the grant; provided, however, that (i) in the event of the optionee’s retirement from the Board, such options, whether or not exercisable on the date of his or her retirement, are exercisable until the first to occur of five years from the date of such retirement or ten years from the date of the grant and (ii) in the event that an optionee ceases to be a member of the Board by reason of death or disability, such options are exercisable until the first to occur of one year from the date of such death or disability or ten years from the date of the grant.

Benefits. Each non-employee director is covered by the Company’s directors and officers liability insurance, as well as the Company’s travel accident insurance.

ELECTION OF DIRECTORS

Three directors are to be elected at the annual meeting to serve three-year terms expiring on the date of the Company’s 2007 annual meeting and until their respective successors are elected and qualified. The Board of Directors proposes that Kathleen A. Dahlberg and Lee C. Stewart, who are currently serving as directors of the Company, and Richard C. Ill, be elected as directors for terms expiring in 2007. Richard C. Ill has been nominated to fill the vacancy created by the retirement of Robert P. Newcomer on June 30, 2003. The nominees have consented to serve if elected to the Board. If a nominee is unable to serve as a director at the time of the annual meeting, an event which the Board does not anticipate, the persons named in the accompanying proxy card will vote for such substitute nominee as may be designated by the Board, unless the Board reduces the number of directors accordingly.

Board of Directors

The following table sets forth information as to the nominees and the other persons who are to continue as directors of the Company after the annual meeting. The offices referred to in the table are offices of the Company unless otherwise indicated. For information concerning the number of shares of the Company’s common stock owned by each director, director nominee and all director, director nominees and executive officers as a group, as of March 3, 2004, see “Ownership of Common Stock.”

		Year First	Principal Occupation and
		Elected a	Businesses During Last Five
Name	Age	Director	Years and Current Directorships
Nominees to be elected for terms expiring in 2007:

Kathleen A. Dahlberg	51	2001	Vice President of Worldwide Restaurant Solutions at McDonald’s Corporation since July 2002. Founder and President/CEO of Open Vision Partners, a consortium of business and technical professionals bringing new technologies and businesses to market, and a consultant to businesses on the application of new technologies for business improvement and process change since September 2001. From 1997 to 2001, Vice President - e-business at BP Amoco.

Richard C. Ill	61	—	Since 1993, President, CEO and director of Triumph Group, Inc., a leading international aviation services company. Mr. Ill is a member of the Board of Governors of the Aerospace Industries Association and on the Advisory Board, Outward Bound USA, as well as a member of the board of directors of Denman and Davis, Inc.

Lee C. Stewart	55	2002	Since May 2001, investment banker with Daniel Stewart & Company, a private investment and equity bank located in London, England. Executive Vice President and Chief Financial Officer of Foamex International, Inc., from March 2001 to May 2001. A Vice President of Union Carbide Corporation from 1996 to 2001. Mr. Stewart is also a director of AEP Industries, Inc. and a member of the board of directors of Marsulex, Inc., a Toronto Stock Exchange-listed chemical company.

		Year First	Principal Occupation and
		Elected a	Businesses During Last Five
Name	Age	Director	Years and Current Directorships
Directors continuing for terms expiring in 2006:

George H. Glatfelter II	52	1992	Chairman since April 2000; Chief Executive Officer since June 1998; President from June 1998 to February 2001.

Ronald J. Naples	58	2000	Chairman and Chief Executive Officer, Quaker Chemical Corporation since October 1995.

Richard L. Smoot	63	1994	Retired since September 2002. Regional Chairman, PNC Bank, National Association, Philadelphia/South Jersey markets from December 2000 to September 2002; President and Chief Executive Officer, PNC Bank, National Association, Philadelphia/South Jersey markets, from July 1991 to December 2000. He also serves as director of Aqua America Corporation (formerly Philadelphia Suburban Corporation).

Directors continuing for terms expiring in 2005:

Nicholas DeBenedictis	58	1995	Chairman, Chief Executive Officer and Director of Aqua America Corporation (formerly Philadelphia Suburban Corporation) since May 1993. He also serves as a director of Met Pro Corp. and Exelon Corporation.

M. Alanson Johnson II	70	1970	Retired since 1993; former Executive Vice President, Treasurer and Chief Financial Officer.

J. Robert Hall	51	2002	Chief Executive Officer of Ardale Enterprises LLC since 1998. He served as Chairman of PEP Snack Foods, Inc., a holding company for Wise Foods, Inc., a leading regional snack food company from 2000 to 2002 and now serves as Vice Chairman and as a director of Custom Food Products, Inc. and Chung’s Gourmet Foods.

INDEPENDENT PUBLIC ACCOUNTANTS

Who are the Company’s auditors?

The Company’s Audit Committee has appointed Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively “Deloitte”), independent certified public accountants, to audit the consolidated financial statements of the Company and its consolidated subsidiaries for the year ending December 31, 2004. A representative of Deloitte is expected to attend the annual meeting, will be given the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate shareholder questions.

What did the Company pay its auditors in 2003 and 2002?

For the years ended December 31, 2003, and December 31, 2002, the aggregate fees billed to the Company by Deloitte were as follows:

	2003	2002
Audit Fees (1)	$654,653	$573,049
Audit-Related Fees (2)	60,060	391,529
Tax Fees (3)	494,757	730,202

Subtotal	1,209,470	1,694,780
All Other Fees (4)	29,000	0

Total Fees	$1,238,470	$1,694,780

All services rendered by Deloitte in 2003 were permissible under applicable laws and regulations, and were pre-approved by the Audit Committee. The Audit Committee’s pre-approval policy is attached as Appendix C to this proxy statement.

(1) Audit Fees — For professional services performed by Deloitte for the audit of the Company’s annual consolidated financial statements and review of consolidated financial statements included in the Company’s Form 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2) Audit-Related Fees — For assurance and related services performed by Deloitte that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements. This includes employee benefit and compensation plan audits.

(3) Tax Fees — For professional services performed by Deloitte with respect to tax compliance, tax advice and tax planning. This includes preparation of original and amended tax returns for the Company and its consolidated subsidiaries; tax planning and consultations; payment planning; tax audit assistance; and tax work stemming from “Audit-Related” items.

(4) All Other Fees — For other permissible work performed by Deloitte that does not meet the above category descriptions. This includes tax filing and planning for individual employees involved in the Company’s expatriate program.

REPORT OF THE AUDIT COMMITTEE

In accordance with its charter approved by the Board of Directors, the Audit Committee (i) is directly responsible for the appointment, replacement, if necessary, oversight, and evaluation of the Company’s independent auditors, which report directly to it, (ii) has the sole responsibility for pre-approving all audit and non-audit services provided by the Company’s independent auditors and fees related thereto pursuant to its pre-approval policy, which is attached to this proxy statement as Appendix C, (iii) reviews the Company’s audited consolidated financial statements contained in its annual reports on Form 10-K, and the financial information contained in its quarterly reports on Form 10-Q, and management’s discussion and analysis of financial condition and results of operations contained in the periodic reports and discusses them with management and the independent auditors prior to filing with the SEC, (iv) reviews with management and the independent auditors the Company’s earnings press releases prior to their release to the public, (v) discusses any significant changes to the Company’s accounting policies, (vi) reviews the Company’s disclosure controls and procedures and internal control over financial reporting, (vii) provides guidance to and oversight of the internal audit activities of the Company, including reviewing the organization, plans and results of such activities, and providing the internal auditor full access to the Committee (and the Board) to report on any and all appropriate matters, (viii) monitors compliance with legal prohibitions on loans to directors and executive officers of the Company, (ix) establishes clear hiring policies for employees or former employees of the independent auditors, and (x) provides guidance to and oversight of the compliance program of the Company, including the establishment and maintenance of procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters, in addition to other compliance matters. The Audit Committee has the authority to retain special legal, accounting or other experts as it deems necessary to carry out its duties, and the Company makes funds available to the Committee for such retention.

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 2003 with the Company’s management and its independent auditors. The Company’s management has advised the Audit Committee that such audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee has discussed with Deloitte certain matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. The Audit Committee has also discussed with Deloitte their independence from the Company and its management. The Audit Committee has received the written disclosures and letter from Deloitte required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, disclosing all relationships between Deloitte and its related entities and the Company. In addition to the information provided by Deloitte, the Audit Committee considered the level of non-audit and tax services provided by Deloitte in determining that it was independent.

Based on the review and discussions described above, the Audit Committee has recommended to the Company’s Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the SEC.

N. DeBenedictis (Chair)
J. R. Hall
R. J. Naples

EXECUTIVE COMPENSATION

The following table sets forth certain information concerning compensation of the chief executive officer of the Company and each of the Company’s five other most highly compensated executive officers in 2003, including R. P. Newcomer, who retired from the Company on June 30, 2003:

SUMMARY COMPENSATION TABLE

					Long-Term Compensation
		Annual Compensation			Awards		Payouts
					Restricted
				Other Annual	Stock	Securities	LTIP	All Other
Name and Principal	Fiscal	Salary	Bonus	Compensation	Awards	Underlying	Payouts	Compensation
Position	Year	($)	($)(1)	(2)	($)(3)	Options	($)(4)	($)(5)
G. H. Glatfelter II	2003	482,004	0	—	—	0	209,542	3,623
Chairman and	2002	482,004	187,447	—	—	63,600	265,146	5,525
Chief Executive Officer	2001	463,596	252,864	—	—	79,000	49,560	5,250

J. C. van Roden	2003	209,432	123,191	—	—	11,000	0	12,719
Senior Vice President and	2002	—	—	—	—	—	—	—
Chief Financial Officer	2001	—	—	—	—	—	—	—

D. C. Parrini	2003	271,116	59,014	—	—	0	26,787	3,339
Senior Vice President &	2002	235,752	102,052	—	—	14,300	33,914	5,500
General Manager	2001	212,696	78,247	—	—	21,300	0	5,100

C. M. Smith	2003	193,836	22,825	—	—	0	48,300	3,242
Vice President – Corporate	2002	193,836	60,874	—	—	6,780	61,118	5,500
Planning & Treasurer	2001	211,725	89,049	—	—	10,100	14,489	5,100

R. L. Inners	2003	189,153	31,351	—	—	0	30,518	3,248
Spring Grove Mill	2002	198,204	71,035	—	—	12,220	38,664	5,500
Manager	2001	184,368	81,336	—	—	18,200	0	5,100

R. P. Newcomer	2003	195,714	115,000	—	—	0	0	1,200,050
Formerly President and	2002	391,428	144,245	—	—	35,040	146,071	5,525
Chief Operating Officer (6)	2001	374,988	190,965	—	—	52,200	49,560	5,125

(1)	Reflects bonuses under the Management Incentive Plan for executive officers. Mr. Glatfelter declined to accept any incentive cash bonus for 2003. Mr. van Roden received a signing bonus of $15,000 and earned an additional $108,191 representing his bonus under the Management Incentive Plan that was granted to him at target and pro-rated based on his starting date. Mr. Newcomer’s bonus reflects the amount paid to him in lieu of an award under the Company’s Management Incentive Plan for his service for the period of January 1 through June 30, 2003.

(2)	No executive officer named in the Summary Compensation Table received personal benefits or perquisites in excess of the lesser of $50,000 or 10% of his total salary and bonus.

(3)	At December 31, 2003, Messrs. Glatfelter, van Roden, Parrini, Smith, Inners, and Newcomer held restricted stock awards in the aggregate of 63,230, 1,900, 13,340, 12,260, 12,660 and 36,590 shares of common stock, respectively. At December 31, 2003, the fair market value of the shares subject to awards held by Messrs. Glatfelter, van Roden, Parrini, Smith, Inners and Newcomer was $787,214, $23,655, $166,083, $152,637, $157,617 and $455,545. Restricted stock granted in December 2000 and 2001 vests at the end of the fourth year after it was awarded. Restricted stock granted in December 2002 vests at the end of the third year after it was awarded. An amount equal to the cash dividends per share paid on the Company’s common stock during the vesting period accrues with respect to each share of restricted stock, and is payable at the end of the vesting period. Further information concerning restricted stock awarded in 2003 is set forth under “Long-Term Incentive Plan Awards.”

(4)	Represents the payout to Messrs. Glatfelter, Smith and Newcomer for performance shares, which were awarded in 1997, pursuant to the 1992 Key Employee Long-Term Incentive Plan, and had four-year performance periods ending December 31, 2001. Furthermore, it represents the payout to Messrs. Glatfelter, Parrini, Inners, Smith and Newcomer for restricted stock, which was awarded in 1998 and 1999, pursuant to the 1992 Key Employee Long-Term Incentive Plan, and had four-year vesting periods ending December 31, 2002 and 2003, respectively.

(5)	Other compensation reported represents (a) matching contributions under the Company’s 401(k) Savings Plan (b) in the case of Messrs. Glatfelter and Newcomer, an additional $25 payable to them as an employee at the Company’s Spring Grove mill with service in excess of 25 years (c) in the case of Mr. Newcomer an additional $1,196,564 paid in connection with his retirement in lieu of any future payments pursuant to the Company’s Long Term Incentive Plan, the Company’s life insurance and long term disability plans, and a severance payment and (d) in the case of Mr. van Roden an additional $10,582 payable to him for coverage of medical expenses in lieu of his participation in the Glatfelter Salaried Medical Plan.

(6)	Mr. Newcomer retired as an officer of the Company effective June 30, 2003.

Option Grants

The following table sets forth information concerning the number of options granted during 2003, and the grant date present value of such options to purchase common stock held by the named executive officers at December 31, 2003.

OPTION GRANTS IN LAST FISCAL YEAR

	Number of	% of Total
	Securities	Options Granted			Grant Date
	Underlying Options	to Employees	Exercise Price		Present Value
Name	Granted (#)(1)	During 2003	($/sh)	Expiration Date	($)(2)
G. H. Glatfelter II	0	0	N/A	N/A	0
J. C. van Roden	11,000	52.41	11.08	4/6/13	26,950
D. C. Parrini	0	0	N/A	N/A	0
R. L. Inners	0	0	N/A	N/A	0
C. M. Smith	0	0	N/A	N/A	0
R. P. Newcomer	0	0	N/A	N/A	0

(1)	With respect to Mr. van Roden, the options were granted on April 7, 2003, and 33-1/3% of the total number of shares becomes exercisable on each April 7 of 2004 through 2006. After his retirement, Mr. van Roden may exercise the vested portion of these options until the first to occur of three years from the date of such retirement or April 6, 2013.

(2)	The grant date present value was estimated using the Black-Scholes option pricing model using the following assumptions: expected life of 6.5 years; risk-free interest rate of return of 3.90%; volatility rate of 38.9%; and a dividend yield of 6.30%. The approach used in developing the assumptions upon which the Black-Scholes valuation is based is consistent with the requirements of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation.”

Year-End Option Values

         The following table sets forth information concerning options exercised in 2003, and the value of unexercised options to purchase common stock held by the named executive officers at December 31, 2003:

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

			Number of Securities Underlying
			Unexercised Option at Fiscal Year		Value of Unexercised In-the-Money
			End (#)		Options at Fiscal Year End ($)(1)
	Shares Acquired on	Value Realized
Name	Exercise (#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable
G. H. Glatfelter II	0	N/A	223,506	183,750	7,211	0
J. C. van Roden	0	N/A	0	11,000	0	15,070
D. C. Parrini	0	N/A	14,696	42,775	231	0
C. M. Smith	0	N/A	35,597	30,180	416	0
R. L. Inners	0	N/A	37,919	38,645	263	0
R. P. Newcomer	0	N/A	101,188	0	933	0

(1)	Value is measured by the difference between the closing price for the Company’s common stock on the NYSE on December 31, 2003, and the exercise price of the option.

Long-Term Incentive Plan Awards

The following table sets forth information concerning the number of shares of restricted stock and cash awarded in 2003 under the Company’s 1992 Key Employee Long-Term Incentive Plan:

LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

			Estimated Future Payouts under
	Number of Shares,	Performance or Other	Non-Stock Price-Based Plan (1)
	Units or Other	Period Until Maturation	Threshold	Target	Maximum
	Rights (#)	or Payout (2)	($)	($)	($)
G. H. Glatfelter II	0	N/A	N/A	N/A	N/A
J. C. van Roden	1,900	3 years	—	1,900	—
D. C. Parrini	0	N/A	N/A	N/A	N/A
C. M. Smith	0	N/A	N/A	N/A	N/A
R. L. Inners	0	N/A	N/A	N/A	N/A
R. P. Newcomer	0	N/A	N/A	N/A	N/A

(1)	Represents the target amount of restricted stock awarded in 2003 under the 1992 Key Employee Long-Term Incentive Plan that will vest at the end of three years, subject to the achievement by the Company of a threshold level of total shareholder return over the three-year period relative to the performance of the Company’s peer companies. An amount equal to the cash dividends per share paid on the Company’s common stock during the three-year period shall accrue with respect to each share of restricted stock and be payable at the end of the three-year period to the extent a payout is earned. Additionally, subject to the same criteria as the restricted stock award, Mr. van Roden will also receive a cash award. Both the restricted stock and cash award will be forfeited upon termination of employment during the three-year period for any reason other than retirement, death or disability. The cash award will be $20,000, $40,000 and $60,000, at minimum, target and maximum, respectively.

(2)	Restricted stock will vest on April 6, 2006.

EMPLOYEE RETIREMENT PLANS

What employee retirement plans has the Company established?

Pension Plan. Officers and directors who are full-time employees of the Company, participate in the P. H. Glatfelter Company Retirement Plan for Salaried Employees (the pension plan). Benefits payable under the pension plan are based upon years of service and average annual compensation for the five consecutive calendar years during the ten years preceding the year of retirement that yield the highest average. Retirement benefits under the pension plan are not subject to any deduction for Social Security benefits. Annual compensation for purposes of the pension plan generally includes salary as listed in the Summary Compensation Table plus bonus listed in the Summary Compensation Table for the prior year. To the extent deferral of an award under the Company’s Management Incentive Plan causes a reduction in a participant’s pension under the pension plan, a pension supplement (the MIP adjustment supplement) will be paid from the Company’s Supplemental Management Pension Plan.

The pension plan has been amended to reflect two retirement enhancement programs effective in 2003 for certain groups of eligible salaried employees of the Company. Eligible employees generally receive enhanced benefits under the pension plan based on the addition of five years of credited service and five years of additional age, but not beyond age 65.

Supplemental Executive Retirement Plan. The Company has a Supplemental Executive Retirement Plan (the SERP) consisting of two benefits, either or both of which are available to those management and executive employees who have been selected by the Company’s Compensation Committee for participation therein. The first benefit, known as the restoration pension, provides an additional pension benefit based on the participant’s pension benefit earned under the terms of the pension plan, which is intended to restore that portion of the pension plan’s benefit which cannot be paid from that plan due to legal limitations on the compensation and total benefits payable thereunder. Participants may receive the restoration pension in a single sum or in any form permitted under the pension plan, as elected by the participant at the time he or she first becomes a participant.

The second benefit, known as the FAC pension, pays a monthly pension benefit equal to a designated percentage of the participant’s final average compensation (as defined below), offset by the actuarially equivalent value of the participant’s benefits under the pension plan and certain Company-sponsored nonqualified defined benefit pension arrangements, including (if applicable) the restoration pension. The designated percentage is 2% multiplied by the participant’s years of credited service under the pension plan, but not in excess of 55%. The FAC pension is payable following the participant’s retirement at or after age 62 in the form of a joint and 75% survivor annuity with the participant’s spouse or, if so requested by the participant and approved by the Company’s Compensation Committee, as a single sum. The FAC pension can also be paid on an early retirement basis as early as age 55, but reduced by 2.5% for each year by which the early benefit commencement precedes the participant’s attainment of age 62. A survivor benefit is also payable to the participant’s surviving spouse if the participant dies before his or her benefit commencement date. Final average compensation means the annualized average of the participant’s eligible compensation for the sixty (60) calendar months immediately preceding his or her retirement, which generally means the salary and bonus amounts listed in the Summary Compensation Table.

What are the estimated annual retirement benefits of the Company’s executives?

The following table shows the estimated annual retirement benefits, payable in the form of a joint and 75% survivor annuity beginning at age 62, to those executives, including Messrs. Glatfelter, Parrini, Smith and Inners, who are eligible for the FAC pension under the SERP. This benefit consists of the sum of the executive’s pension plan benefits and the additional amount necessary to yield the benefit calculated under the FAC pension.

PENSION PLAN TABLE

Average Annual (Five Year)	Estimated annual retirement benefit based on years of service (1)
Compensation($)	15	20	25	27.5 or more
125,000	37,500	50,000	62,500	68,750
150,000	45,000	60,000	75,000	82,500
175,000	52,500	70,000	87,500	96,250
200,000	60,000	80,000	100,000	110,000
250,000	75,000	100,000	125,000	137,500
300,000	90,000	120,000	150,000	165,000
400,000	120,000	160,000	200,000	220,000
500,000	150,000	200,000	250,000	275,000
600,000	180,000	240,000	300,000	330,000
700,000	210,000	280,000	350,000	385,000
800,000	240,000	320,000	400,000	440,000

(1)	Pension benefit paid as a joint and 75% survivor annuity.

The following executive officers who participate in the pension plan had the indicated credited years of service at December 31, 2003: G. H. Glatfelter II - 27 years; D. C. Parrini - 6 years; C. M. Smith - 13 years; and R. L. Inners - 23 years.

The foregoing table assumes that the executive is a participant in the FAC pension under the SERP. Of the named executive officers at December 31, 2003, Mr. van Roden is not eligible for the FAC pension and therefore is entitled to receive a pension determined under the pension plan, together with, as applicable, the restoration pension and the MIP adjustment supplement. However, at December 31, 2003, he had not yet fulfilled the vesting requirement under the Company’s pension plans.

EMPLOYMENT, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL AGREEMENTS

What employment contracts has the Company entered into?

Mr. van Roden has executed an employment agreement with the Company effective April 7, 2003, pursuant to which he will receive an annual base salary of $285,000 and a signing bonus of $15,000. Mr. van Roden became a participant in the Company’s Management Incentive and Long-Term Incentive Plans. His 2003 bonus of $108,191 under the Management Incentive Plan was granted to him at target and pro-rated based on his starting date. In addition to the customary benefits available to all employees of the Company and certain relocation assistance, Mr. van Roden also received grants of 1,900 shares of restricted stock, 11,000 stock options and performance based cash award of $40,000, the payment of which is linked to the achievement of certain financial goals by the Company.

What termination of employment contracts has the Company entered into?

Mr. Newcomer entered into a severance agreement with the Company effective June 30, 2003, pursuant to which the Company paid Mr. Newcomer $488,910 as severance pay, $115,000 in lieu of an award under the Company’s Management Incentive Plan for his service for the period of January 1 through June 30, 2003, $296,000 in lieu of any further awards under the Management Incentive, Long-Term Incentive and Profit Sharing Plans, $423,000 related to the forfeiture of all shares of restricted stock held by Mr. Newcomer, and $167,000 in lieu of any further contributions by the Company to its life insurance and long-term disability programs on behalf of Mr. Newcomer. Mr. Newcomer will also be entitled to receive relocation, executive development and financial planning services up to an amount not to exceed $50,000, as well as certain other fringe benefits.

What change-in-control arrangements has the Company entered into?

The Company has entered into change-in-control employment agreements with each of Messrs. Glatfelter, van Roden, Parrini, Smith and Inners. Under the agreements, each executive will become entitled to additional payments and benefits if his employment is terminated under certain conditions within two years following a change in control (as defined in the agreements) of the Company during the term of the agreements. Under the agreements, each executive’s employment with the Company will continue for two years from the date of a change in control. During such period, the executive shall continue in the position he held prior to the change in control and shall receive compensation and benefits from the Company at least equal to those paid to him prior to the change in control.

The foregoing agreements provide that if, within two years following a change in control, the executive’s employment is terminated by the Company other than for cause, death or disability, or is terminated by the Company for good reason (as defined in the agreements), he will receive his then current base salary through the date of termination, plus a lump sum payment, payable within thirty days after the date of termination, representing certain severance benefits (in lieu of further salary payments and in lieu of any severance benefits otherwise payable by the Company). The severance benefits under the agreements consist of: (i) a prorated bonus for the year in which the date of termination occurs, on the basis of a target bonus under the Management Incentive Plan, and a 7.5% of base salary profit-sharing bonus; (ii) an amount equal to two times (three times in the case of Mr. Glatfelter) (a) the executive’s base salary (at the highest rate achieved before the date of termination) plus (b) his annual bonus for the last full fiscal year before the date of termination; (iii) continued health, disability and life insurance coverage for two years (three years in the case of Mr. Glatfelter) at substantially similar levels of coverage, or at the Company’s option, payment to the executive of an amount equal to the Company’s cost of providing such benefits; and (iv) full vesting and payout under all deferred compensation plans.

The agreements also provide that if the executive’s employment is terminated by the Company for cause, death or disability, or is terminated by the executive (including voluntary retirement) without good reason, in lieu of the severance benefits above, such executive will receive a lump sum cash payment of his then current base salary through the date of termination, together with all compensation and benefits to which he is entitled under the Company’s benefit plans for periods preceding the date of termination.

The agreements further provide that if any payment or benefit to an executive, whether pursuant to the agreements or otherwise, is subject to the excise tax imposed by the Internal Revenue Code on “excess parachute payments,” then an additional payment will be made to such executive so that the amount he receives on a net basis will be the same amount that he would have received absent the applicability of the excise tax.

COMPENSATION COMMITTEE INTERLOCK AND INSIDER PARTICIPATION

The Compensation Committee currently consists of four members of the Board of Directors: K. A. Dahlberg (Chair), N. DeBenedictis, R. J. Naples and R. L. Smoot. No member of this Committee was at any time during the Company’s 2003 fiscal year, or at any other time, an officer or employee of the Company. All members were free of any relationship that, in the opinion of the Board, would interfere with their individual exercise of independent judgment. All members also qualified as “non-employee directors,” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has, or has had, one or more executive officers serving as a member of the Company’s Board of Directors.

Until September 2002, Mr. Smoot had been an officer of a banking institution that has a banking relationship with the Company and provides general banking services and credit facilities (see below under “Certain Relationships and Related Transactions”).

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

What are the responsibilities of the Company’s Compensation Committee?

In accordance with its charter approved by the Board of Directors, the Compensation Committee is responsible to the Board for all executive compensation matters, the recommendation of incentive and equity-based compensation plans, defined benefit and contribution plans, and other welfare benefit plans, as well as:

•	the recommendation to the Board of an executive compensation policy that is designed to support overall business strategies and objectives, attract and retain key executives, link compensation with business objectives and organizational performance, align executive officers’ interests with those of the Company’s shareholders and provide competitive compensation opportunities;

•	the annual review and recommendation for approval by the Board of corporate goals and objectives relevant to the Chief Executive Officer’s (“CEO”) compensation, the evaluation of the CEO’s performance in light of these goals and objectives, reporting the results of this evaluation to the Board;

•	the review and recommendation for approval by the independent directors of the Board of the CEO’s compensation, including salary, bonus, and other incentive and equity compensation, based on said evaluation;

•	the evaluation and compensation of other executive officers;

•	the review and recommendation for approval by the Board of the other executives’ bonus, and other incentive and equity compensation;

•	the annual report to shareholders on the compensation of the Company’s CEO and other executive officers;

•	the oversight and the administration of the various pension, 401(k) savings and profit sharing plans; and

•	the review and recommendation for approval by the Board of the outside directors’ compensation program.

The Compensation Committee has the authority to engage independent compensation consultants or legal advisors, as it may deem appropriate in its sole discretion, and to approve related fees and retention terms of such consultants, counsel, or advisors, and routinely holds executive sessions without management.

The Compensation Committee from time to time reviews the Company’s entire executive compensation structure through an examination of compensation information for comparable companies and certain broader-based data, compiled by the Company and by compensation and other consulting firms. The group of comparable companies is comprised of other companies (both publicly and privately owned) against which the Company competes with its products, companies from the broader paper industry, packaging companies and companies from which the Company recruits human resources, including local companies. The companies that comprise the Peer Group in the Stock Performance Chart below are the Company’s industry-based comparable companies and as such are also included in the list of comparable companies for the review of comparable executive compensation.

What is the Company’s philosophy regarding executive officer compensation?

The Compensation Committee has generally structured the Company’s executive compensation program to (i) be competitive with compensation programs of comparable companies to enable the Company to attract, retain and motivate a highly qualified executive management team, (ii) provide a significant portion of variable-based compensation that is contingent upon objectively measured performance to align executive officers’ interests with those of the Company’s shareholders, and (iii) include appropriate and flexible design features in such programs which will be responsive to the characteristics of the paper industry and to the changing needs of the Company. The elements of the Company’s executive compensation program are salary and annual incentive compensation comprised of management incentive and long-term incentive compensation and other benefits. From time to time, the Compensation Committee solicits the advice of compensation and other consulting firms to evaluate the Company’s executive compensation program in order to ensure that such program is competitive with compensation programs of comparable companies. In establishing executive compensation for 2003, the Compensation Committee considered a competitive market compensation analysis for all executive officer positions, prepared by the Committee’s compensation consultant.

What are the components of executive compensation?

Base Salary. The Company’s policy is to pay competitive salaries at levels which are sufficient to attract and retain high-caliber individuals based on the relative value of each position, as measured against comparable companies. The Compensation Committee assigns each executive position a salary, including a midpoint and a range, based on the comparison to competitive market levels for the executive’s job function. Salaries and ranges are adjusted by the Compensation Committee periodically on the basis of corporate performance, as well as competitive and internal equity considerations.

Executive officer base salaries are generally reviewed and approved annually. The Compensation Committee sets the salary for each executive after an assessment of his or her individual performance, overall corporate performance, as well as competitive and internal equity considerations. The Compensation Committee did not grant any base salary increases for executive officers in 2003, except for certain officers whose responsibilities increased, or whose base salaries were below the midpoint of their respective salary ranges and below the median base salaries for positions of similar scopes and responsibilities at comparable companies.

Profit Sharing Plan. The Company has established a profit sharing plan, which covers all of its domestic salaried and hourly employees. This plan is intended to incent participants to enhance Company performance by offering them a shared interest in profits each year, up to a maximum of 15% of base salary.

To establish financial targets for payment of profit sharing awards for 2003, the Compensation Committee has approved separate profit centers for the Company’s global operations and for each of the domestic facilities. The operating rules established by the Compensation Committee for profit sharing in 2003 provide for awards of up to 15% of base salary depending on the percentage return on shareholders’ equity for the operations included in the global profit center or, in the case of the domestic facilities’ profit centers, on the individual facility financial performance for the year.

The 2003 financial performance of the Company’s global profit center resulted in profit sharing awards representing an average payout of approximately 2% of the participants’ base salaries. The Company’s executive officers do not participate in the Company’s profit sharing plan.

Management Incentive Plan. The Compensation Committee establishes additional incentive bonus opportunities under its Management Incentive Plan, which are designed to encourage greater efforts on the part of key salaried employees to increase the profits of the Company. The incentive bonus opportunities potentially represent a significant portion of total compensation and are intended to correlate with the financial and other performance of the Company. The underlying objectives of the Company’s Management Incentive Plan are to assure that incentive bonus awards are at risk annually, to reward senior executive officers and key management personnel on the basis of corporate financial and other results, and to provide an incentive bonus award that is similar to that of comparable companies.

To establish financial targets for payment of incentive awards for 2003, the Compensation Committee approved separate profit centers for the Company’s global operations, each of its domestic facilities and its Gernsbach facility. The Company’s executive officers were participants in the global profit center in 2003. Under the operating rules established by the Compensation Committee for the Management Incentive Plan for 2003, the incentive bonus awards for the executive officers were based on the following weighted factors: earnings per share of the Company’s common stock exclusive of pension income, and the achievement of certain cash flow, cost reduction and environmental and safety performance targets. The operating rules established by the Compensation Committee for the other profit centers and for key employees (other than executive officers) in the global profit center were based on the following weighted factors: earnings per share of the Company’s common stock exclusive of pension income, the achievement of certain environmental and safety performance targets, and individually designed performance metrics.

The Compensation Committee established annual maximum, target and minimum financial objectives to be achieved for each component of the Management Incentive Plan. When establishing the earnings per share, cash flow and cost reduction objectives, the Compensation Committee linked the objectives to the Company’s 2003 budget. When establishing the specific environmental and safety performance targets, the Compensation Committee considered targets that represented a substantial improvement over the previous year’s performances. When establishing the achievement of certain individually designed performance metrics, the Compensation Committee considered, among others, operating profit and revenue growth for individual products.

This methodology is intended to induce management to enhance the profitability of the Company, and therefore to provide value to the shareholders of the Company. If the minimum financial objectives of the individual components are achieved, the incentive award for an executive officer is the sum of the percentages derived from each of the components of the Management Incentive Plan multiplied by the midpoint of the salary range for such executive.

For purposes of the Management Incentive Plan, the performance of all profit centers for 2003 was significantly less than the target objectives, but above the minimum objectives established by the Compensation Committee.

Long-Term Incentive Compensation. The Company’s Long-Term Incentive Plan enables the Company to offer key employees equity interests in the Company and other incentive awards, including performance-based stock incentives. Certain features of the plan (i.e., stock options, performance shares, performance units and restricted stock) are similar to long-term incentives offered by many of the comparable companies. The primary purposes of the plan are to (i) attract, retain, motivate and reward key employees, (ii) provide target long-term incentive award opportunities that are competitive with comparable companies, (iii) assure that the awards issued pursuant to the plan reflect the cyclical and long-term nature of the paper industry, (iv) enable senior executives to acquire appropriate levels of equity interest in the Company in order to increase the alignment of their interests with those of shareholders, and (v) otherwise strengthen the mutuality of interests between key employees and the Company’s shareholders.

In December 1998, the Compensation Committee adopted a long-term incentive program under which it made awards of restricted stock in combination with grants of stock options. These grants and awards were made effective the day of the December Compensation Committee meeting. Stock options have an exercise price equal to the fair market value of the Company’s common stock at the time of the grant and generally become exercisable in annual 25% increments commencing one year after the date of grant. Contingent awards of restricted stock are generally made on the first day of a four-year vesting period. At the end of the four-year vesting period, the payout of restricted stock earned is based upon the achievement of a threshold earnings level established by the Compensation Committee at the date of the award. If the threshold earnings level is not attained, no payment is made. Payouts of earned restricted stock are made at the discretion of the Committee in cash or in common stock of the Company at the end of the four-year vesting period. The four-year vesting periods for restricted stock granted in 1998, 1999, 2000 and 2001 under the long-term incentive program ended on December 31, of 2002, 2003 and will end on December 31, 2004 and 2005.

In December 2002, the Compensation Committee introduced a performance-cash component to the existing long-term incentive program based on the recommendations of an executive compensation consulting firm. The payout of the performance-cash component and the vesting of the restricted stock is contingent upon the achievement of a level of total shareholder return at the end of the three year vesting period as determined by the Compensation Committee at the date of the grant.

During 2003, the Compensation Committee conducted a comprehensive review of the entire executive compensation program. As a result of this review, the Compensation Committee deemed it in the best interest of the Company to modify the existing long-term incentive program established under the Long-Term Incentive Plan to better align the mutual interest of the participants and the Company’s shareholders. The review of the long-term incentive program is ongoing. The Committee is of the opinion that awards under the Long-Term Incentive Plan should not be granted until the completion of the review of the long-term incentive program, which is anticipated to occur in the first half of 2004. Accordingly, except for a grant consisting of non-qualified stock options, performance cash and restricted stock to Mr. van Roden as part of his employment offer, and a grant of non-qualified stock options to certain other key employees honoring previous commitments, no grants or awards were made to executive officers under the Long-Term Incentive Plan in 2003.

How is the Company addressing Internal Revenue Code limits on deductibility of compensation?

The Compensation Committee intends that awards made under the Long-Term Incentive Plan and the Management Incentive Plan will qualify as performance-based compensation that will be deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code. However, in order to design long-term compensation programs that provide the utmost flexibility, the Company has not established a policy that mandates that all compensation must be deductible under Section 162(m). Thus, awards made under the current Long-Term Incentive Plan may not qualify.

How is the Company’s Chief Executive Officer compensated?

The base salary of George H. Glatfelter II, Chairman and Chief Executive Officer of the Company, was not increased in 2003, in recognition of the financial performance of the Company during 2002. In addition, Mr. Glatfelter declined to accept any incentive cash bonus for 2003.

The Compensation Committee did not grant Mr. Glatfelter any awards under the Long-Term Incentive Plan in 2003.

K. A. Dahlberg, Chair
N. DeBenedictis
R. J. Naples
R. L. Smoot

STOCK PERFORMANCE GRAPH

The following chart compares the yearly percentage change in the cumulative total return on the Company’s common stock during the five years ended December 31, 2003, with the cumulative total return on the S&P MidCap 400 Index and the Company’s Peer Group(1). The comparison assumes $100 was invested on December 31, 1998, in the Company’s common stock, and in each of the foregoing indices and assumes reinvestment of dividends.

Comparison of Five-Year Cumulative
Total Return
For The Year Ended December 31, 2003

(1)	The Company’s Peer Group consists of companies in the same industry as the Company. The returns of each Company in the Peer Group have been weighted according to their respective stock market capitalization for purposes of arriving at the Peer Group average. The members of the Peer Group are as follows: Bowater, Inc., Chesapeake Corporation, MeadWestvaco Corporation, Pope and Talbot, Inc., Potlatch Corporation, Schweitzer-Mauduit International, Inc., and Wausau Mosinee Paper Mills Corporation. Certain of the comparable companies are included in the S&P MidCap 400, and therefore are represented in two indices in the Stock Performance Chart.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Smoot, a director of the Company, was President and Chief Executive Officer until December 2000, and had been Regional Chairman until September 2002, of PNC Bank, National Association, Philadelphia/South Jersey markets. PNC Bank, National Association (PNC Bank), an indirect subsidiary of PNC Financial Services Group, Inc., has a banking relationship with the Company and provides general banking services and credit facilities. PNC Bank is one of four lending institutions under a $125,000,000 Credit Agreement dated June 24, 2002, which is used to finance the Company’s working capital needs. PNC Bank’s committed share of this credit facility is $32,500,000. As of December 31, 2003, the Company’s borrowing under the Credit Agreement was approximately $64,047,000; PNC Bank’s portion of this loan was approximately $16,652,000. All transactions between the Company and PNC Bank have been made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with other persons. Also, PNC Bank serves as a trustee for certain trusts of the Glatfelter family.

OWNERSHIP OF COMMON STOCK

The following table sets forth as of March 3, 2004 (except as otherwise noted) the holdings of (i) each person who is known by the Company to own beneficially more than 5% of the common stock of the Company, (ii) each director, each director nominee and certain executive officers, and (iii) all directors, director nominees and executive officers of the Company as a group. The number of shares beneficially owned by each person is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under the rules of the SEC, all stock with respect to which a person has the right to acquire beneficial ownership within 60 days is considered beneficially owned by that person.

	Amount and Nature of Beneficial
	Ownership (Number of Shares)
				Percentage of
		Voting and/or		Class (if greater
Name	Direct (1)	Investment Power (2)		than 1%)
Principal Holders
The PNC Financial Services Group, Inc.	0	15,158,782	(3)	34.6%
(formerly PNC Bank Corp.) Fifth Ave. & Wood Street Pittsburgh, PA 15265
P. H. Glatfelter Family	0	12,504,403	(4)	28.6%
Shareholders’ Voting Trust c/o PNC Bank 1600 Market Street Philadelphia, PA
G. H. Glatfelter	0	3,788,387	(5)	8.7%
Spring Grove, PA
Barclays Global Investors, NA.	0	2,938,803	(6)	6.7%
45 Fremont Street San Francisco, CA 94105
Dimensional Fund Advisors Inc.	0	2,702,100	(7)	6.2%
1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401
Capital Group International, Inc.	0	2,619,900	(8)	6.0%
11100 Santa Monica Blvd. Los Angeles, CA 90025

Directors, director nominees and certain officers (other than those listed above)

K. A. Dahlberg	1,820	5,000	(9)	—
N. DeBenedictis	6,882	11,000	(10)	—
G. H. Glatfelter II	9,303	874,231	(11)	2.0%
J. R. Hall	1,820	5,000	(9)	—
R. L. Inners II	3,749	71,264	(12)	—
R.C. Ill	0	0		—
M. A. Johnson II	12,364	12,536	(13)	—
R. J. Naples	1,000	6,500	(14)	—
D. C. Parrini	528	52,171	(15)	—
C. M. Smith	3,679	59,577	(16)	—
R. L. Smoot	2,315	11,000	(10)	—
L. C. Stewart	1,820	5,000	(9)	—
J. C. van Roden	0	3,667	(17)	—
All directors, director nominees and executive officers as a group	46,285	1,194,615		2.8%

(1)	Reported in this column are shares held of record.

(2)	Does not include shares reported in Direct Ownership column. Does include, in some cases, shares beneficially held by spouses or minor children, as to which beneficial ownership is disclaimed. For purposes of the table, shares of common stock are considered beneficially owned by a person if such person has or shares voting or investment power with respect to such stock. As a result, more than one person may beneficially own the same security and, in some cases, the same shares are listed opposite more than one name in the table.

(3)	Consists of shares beneficially owned as of December 31, 2003, and includes 10,637,281 shares as to which The PNC Financial Services Group, Inc. (PNC) has sole voting power or to direct the vote of; 4,448,701 shares as to which PNC has shared voting power or to direct the vote of; 9,769,515 shares as to which PNC has sole power to dispose or to direct the disposition of; and 5,369,631 shares as to which PNC has shared power to dispose or to direct the disposition of. The amounts specified for shared voting power and shared investment power both include as of March 3, 2004, 718,433 shares held by PNC Bank, National Association (PNC Bank) as co-trustee with G. H. Glatfelter, and 480,000 shares held by PNC Bank as co-trustee with G. H. Glatfelter II. In addition, as of March 3, 2004, 12,504,403 shares of the total amount of shares beneficially held by PNC are deposited in the voting trust (see footnote (4)). All shares beneficially held by PNC are also considered to be beneficially held by its subsidiary, PNC Bancorp, Inc., and by PNC Bank, a subsidiary of PNC Bancorp, Inc.

(4)	Consists of shares beneficially owned as of December 31, 2003, by certain descendants of Philip H. Glatfelter or the spouses of such descendants, including shares beneficially owned by G. H. Glatfelter and G. H. Glatfelter II, which were deposited in the P. H. Glatfelter Family Shareholders’ Voting Trust dated July 1, 1993 (the voting trust). Shares deposited in the voting trust may be withdrawn subject to certain conditions. Co-trustees for the voting trust are Katherine G. Costello, William M. Eyster II, Irene G. Fegley, Elizabeth Glatfelter, Susan Messersmith and PNC Bank. Co-trustees other than PNC Bank each represent a family group. The shares deposited in the voting trust may be voted only in accordance with a majority of votes cast by the co-trustees pursuant to a weighted formula in which (i) each co-trustee (other than PNC Bank) is entitled to cast such number of votes as is equal to the number of shares deposited in the voting trust in which members of his or her family group have an interest, and (ii) PNC Bank is entitled to cast such number of votes as is equal to the number of shares deposited in the voting trust in which any fiduciary trust of which PNC Bank is a trustee and which is for the benefit of one or more Glatfelter family members has an interest. The co-trustees have no dispositive power with regard to the shares deposited in the voting trust. The voting trust will continue until the co-trustees terminate it or all of the shares deposited in the voting trust are withdrawn. The address for each of the co-trustees is c/o PNC Bank, National Association, 1600 Market Street, Philadelphia, Pennsylvania.

(5)	Includes 6,000 shares subject to the currently exercisable options; 718,433 shares held as co-trustee with PNC Bank; 901,161 shares (of which 4,341 shares are also included in the number of shares which he holds as co-trustee) which G. H. Glatfelter has the right to withdraw from certain trusts of which PNC Bank is trustee; and 2,793,810 shares which G. H. Glatfelter has the right, on certain conditions, to purchase from certain trusts of which PNC Bank is trustee. Except for the 6,000 shares subject to currently exercisable options and 2,306,178 shares which he has the right to purchase, all shares beneficially owned by G. H. Glatfelter are deposited in the voting trust (see footnote (4)).

(6)	Represents 2,938,803 shares beneficially owned, as of December 31, 2003, by Barclays Global Investors, NA. and certain other entities, which include “banks” as defined in Section 3(a)(6) of the Securities Exchange Act of 1934 and an investment adviser in accordance with Section 240.13d(b)(1)(ii)(E) of the Investment Advisers Act of 1940 filing together. Barclays Global Investors, NA. and the other entities are holding these shares in trust accounts for the economic benefit of the beneficiaries of those accounts. The 2,938,803 shares include 2,658,675 shares with respect to which Barclays Global Investors, NA. and the other entities have sole voting power or to direct the vote of and sole power to dispose of or to direct the disposition of.

(7)	Represents 2,702,100 shares beneficially owned, as of December 31, 2003, by Dimensional Fund Advisors Inc. (Dimensional). Dimensional, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment adviser or manager, Dimensional possesses voting and/or investment power over shares that are owned by the Funds. All 2,702,100 shares are owned by the Funds. Dimensional disclaims beneficial ownership of such shares.

(8)	Represents 2,619,900 shares beneficially owned, as of December 31, 2003, by Capital Group International, Inc. (“CGII”), the parent holding company of a group of investment management companies that hold investment power and, in some cases, voting power over these shares. The investment management companies, which include a “bank” as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, and several investment advisers registered under Section 203 of the Investment Advisers Act of 1940, provide investment advisory and management services for their respective clients, which include registered investment companies and institutional accounts. CGII does not have investment power or voting power over any of the 2,619,900 shares and holds them solely for investment purposes in the ordinary course of business.

(9)	Includes 2,500 shares subject to the currently exercisable options and 2,500 shares subject to options, which will become exercisable on May 1, 2004.

(10)	Includes 8,500 shares subject to the currently exercisable options and 2,500 shares subject to options, which will become exercisable on May 1, 2004.

(11)	Includes 394,231 shares subject to the currently exercisable options and 480,000 shares held as co-trustee with PNC Bank, which are subject to the voting trust (see footnote (4)).

(12)	Includes 71,264 shares subject to the currently exercisable options.

(13)	Includes 8,500 shares subject to the currently exercisable options, 1,536 shares owned by his wife and 2,500 shares are subject to options, which will become exercisable on May 1, 2004.

(14)	Includes 4,000 shares subject to the currently exercisable options and 2,500 shares subject to options, which will become exercisable on May 1, 2004.

(15)	Includes 52,171 shares subject to the currently exercisable options.

(16)	Includes 59,577 shares subject to the currently exercisable options.

(17)	Includes 3,667 shares, which will become exercisable on April 7, 2004.

G. H. Glatfelter, the Voting Trust, The PNC Financial Services Group, Inc., PNC Bancorp, Inc. and PNC Bank, National Association may be deemed to be “control persons” of the Company for purposes of the proxy rules and regulations of the Securities and Exchange Commission.

SHAREHOLDER PROPOSAL

The Company has been notified that the following shareholder intends to present the proposal set forth below for consideration at the annual meeting.

Mr. Nick Rossi, having an address at P.O. Box 249, Boonville, California 95415, beneficial owner of 600 shares of common stock, through his proxy Mr. John Chevedden, has proposed that the shareholders vote on the following recommendation, which is set forth below as submitted to the Company:

3-Shareholder Input on Poison Pills

RESOLVED: Shareholders request that our Directors increase shareholder voting rights and submit the adoption, maintenance or extension of any poison pill to a shareholder vote as a separate ballot item as soon as may be practical. Also once this proposal is adopted, any dilution or removal of this proposal is requested to be submitted to a shareholder vote as a separate ballot item at the earliest possible shareholder election. Directors have the flexibility of discretion accordingly in scheduling the earliest shareholder vote and in responding to shareholder votes.

We as shareholders voted in support of this topic:

Year	Rate of Support
2003	38%

This percentage is based on yes and no votes cast. I believe this level of shareholder support is impressive because the 38% support followed our Director’s objection to the proposal and insiders hold a large percentage of our stock. I believe that there is a greater tendency for shareholders, who more closely follow our company’s corporate governance, to vote in favor of this proposal topic.

I do not see how our Directors object to this proposal because it gives our Directors the flexibility to ignore our shareholder vote if our Directors seriously believe they have a good reason. I believe our majority vote is a strong signal of shareholder concern. Shareholder voices have been heard, but not a satisfactory response from our Directors. This topic also won an overall 60% yes-vote at 79 companies in 2003.

Nick Rossi, P. O. Box 249, Boonville, Calif. 95415 submitted this proposal.

The Potential of a Tender Offer Can Motivate Our Directors

Hectoring directors to act more independently is a poor substitute for the bracing possibility that shareholders could turn on a dime and sell the company out from under its present management.

     Wall Street Journal, Feb. 24, 2003

Diluted Stock

An anti-democratic scheme to flood the market with diluted stock is not a reason that a tender offer for our stock should fail.

     Source: The Motley Fool

Akin to a Dictator

Poison pills are akin to a dictator who says, “Give up more of your freedom and I’ll take care of you.

     Source: T. J. Dermot Dunphy, CEO of Sealed Air (NYSE) for more than 25 years

The key negative of poison pills is that pills can preserve management deadwood instead of protecting investors.

     Source: Morningstar.com

I believe our Directors may make a token response to this proposal - hoping to gain points in the new corporate governance rating systems. A reversible response, which could still allow our directors to give us a poison pill on short notice, would not substitute for this proposal.

Council of Institutional Investors Recommendation

The Council of Institutional Investors www.cii.org, an organization of 130 pension funds investing $2 trillion, called for shareholder approval of poison pills. Based on the 60% overall yes-vote in 2003 many shareholders believe companies should allow their shareholders a vote.

Shareholder Input on Poison Pills
Yes on 3

What is the Board’s response to this Proposal?

Your Board of Directors recommends a vote AGAINST this proposal for the following reasons:

The Board of Directors believes that this proposal is neither necessary nor appropriate. The Company does not have a shareholder rights plan, sometimes referred to as a “poison pill.” Moreover, there is no present plan to adopt such a shareholder rights plan.

Under certain circumstances, however, the use of a shareholder rights plan could be deemed necessary and proper in order to protect the interests of all of the Company’s shareholders. By requiring shareholders to vote on the adoption of such a plan, the Board of Directors could be impeded in its ability to implement such a plan, even if circumstances indicate that it would be in the best interests of the Company’s shareholders to do so without further delay, especially in the face of unfair and abusive takeover tactics. A shareholder rights plan enhances the ability of the Board to negotiate with potential acquirers and discourages coercive or low-ball takeover tactics that would operate to the detriment of the Company’s shareholders. The Board of Directors believes that good corporate governance policy should be employed for the benefit of all of the Company’s shareholders and to the extent that the shareholder proposal described above would, if adopted, restrict the Board in its determination of corporate governance issues such as the adoption of a shareholder rights plan, the Board of Directors could be impaired in exercising its fiduciary duties to maximize shareholder value for the benefit of all of the Company’s shareholders.

The Board of Directors recommends a vote AGAINST the adoption of this shareholder proposal, and your proxy will be so voted if the proposal is presented, unless you specify otherwise.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Robert P. Newcomer, a retired officer, failed to file on a timely basis one Form 4 covering one transaction during the Company’s most recent fiscal year. He filed a late Form 4 on March 10, 2004, to report such transaction.

OTHER BUSINESS

As of the date of this proxy statement, the Board of Directors knows of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by shareholders, the persons named in the accompanying proxy will have discretionary authority to vote proxies with respect to such matter in accordance with their best judgment.

M. R. MUELLER
Secretary

March 24, 2004

Appendix A

Audit Committee Charter
(amended February 2004)
approved by the Committee: March 9, 2004
approved by the Board: March 10, 2004

Role and Meetings

The purpose of the Audit Committee is to assist the Board of Directors in its oversight of (1) the quality and integrity of the accounting, auditing, and financial reporting practices of the Company, (2) the compliance by the Company, its directors and officers with applicable laws and regulations and its Code of Business Conduct, (3) the independent auditors’ qualifications and independence, and (4) the performance of the Company’s internal audit function and independent auditors. In addition, the Audit Committee shall perform such other duties as may be directed by the Board.

The Committee shall maintain free and open communication with the Company’s independent auditors, internal auditors, and management. In discharging its oversight responsibilities, the Committee has the authority to conduct investigations into any matter brought to its attention and has direct access to the independent auditors as well as anyone in the Company. The Committee is empowered to retain, at the Company’s expense, special legal, accounting or other experts it deems necessary in the performance of its duties.

The Committee shall meet at least four times a year, or more frequently as it deems necessary to fulfill its responsibilities. The Committee shall meet periodically with management, the internal auditor, and the independent auditors in separate executive sessions. A majority of the members of the Committee shall constitute a quorum. If only two members constitute a quorum, the unanimous vote of the two members shall constitute the act of the Committee.

Any action required or permitted to be taken at a meeting of the Committee may be taken without a meeting if, prior or subsequent to the action, a consent or consents thereto by all members of the Committee is filed with the Secretary of the Company.

Membership and Independence

The membership of the Committee shall consist of at least three directors who have a basic understanding of finance and accounting and are able to read and understand fundamental financial statements at the time of their appointment to the Committee, and at least one member of the Committee shall have accounting or related financial management expertise. The members of the Committee shall be appointed by a majority vote of the Board annually upon recommendation by the Nominating and Corporate Governance Committee at the organizational meeting of the Board held in connection with the annual meeting of shareholders. Each member shall be free of any relationship that, in the opinion of the Board, would interfere with his or her individual exercise of independent judgment, and shall meet the director independence requirements for serving on audit committees as set forth in the listing standards of the New York Stock Exchange (NYSE) and the applicable regulations of the Securities and Exchange Commission (SEC) as may be modified or supplemented from time to time. At least one member of the Committee shall be an “audit committee financial expert” as that term is defined by the SEC. In addition, no member of the Audit Committee shall serve on the audit committees of more than two (2) other public companies, unless the Board determines that such simultaneous service would not impair the ability of such member to effectively serve on the Audit Committee. The Board shall disclose such determination in the Company’s proxy statement for its next annual meeting of shareholders.

The Chairperson of the Audit Committee, who shall be appointed by the Board of Directors, shall be responsible for leadership of the Committee, including preparing agendas for and presiding over meetings, making Committee assignments and reporting to the Board of Directors. The Chairperson will also maintain regular liaison with the Chief Executive Officer, Chief Financial Officer and the internal audit manager of the Company and the lead independent audit partner.

Responsibilities

General

In order for the Audit Committee to effectively carry out its purposes, its processes must remain flexible so it can best react to changing conditions, information, accounting rules, securities laws and regulations and other factors which bear on its responsibilities. The key responsibilities described in this Charter, therefore, shall define the principal recurring processes of the Audit Committee. These processes are set forth as a guide with the understanding that the Audit Committee may supplement them as it deems necessary or appropriate to accomplish its purposes.

Financial Reporting

The Committee shall:

•	Review the Company’s audited financial statements and management’s discussion and analysis of financial condition and results of operations (“MD&A”) and discuss them with management and the independent auditors. These discussions shall include consideration of the quality of the Company’s accounting principles as applied in its financial reporting, including review of estimates, reserves and accruals, review of judgment areas, review of audit adjustments, whether or not recorded, and such other inquiries as may be appropriate. Discuss any significant changes in the Company’s selection or application of such accounting principles, major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies. Review any analyses prepared by management or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effect of alternative GAAP methods on the financial statements, and the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company. Discuss any items required to be communicated by the independent auditors in accordance with SAS 61, as amended from time to time. Based on the review, the Committee shall make its recommendation to the Board as to the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K.

•	Review with management and the independent auditors the quarterly financial information and MD&A prior to the filing of the Company’s Quarterly Reports on Form 10-Q and discuss any significant matters which arise out of the independent auditors’ limited review of the Company’s quarterly financial statements. Discuss any significant changes to the Company’s accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 100, as amended from time to time.

•	Review with management and the independent auditors the Company’s earnings press releases prior to their release to the public. The Audit Committee shall discuss, generally, the type and presentation of information to be included in such releases, the use of “pro forma” or “adjusted” non-GAAP information, and any earnings guidance provided to analysts or rating agencies.

•	Review and discuss with management, the internal auditor and the independent auditors, the quality and adequacy of the Company’s accounting systems (including their security), disclosure controls and procedures, internal control over financial reporting (including any disclosures required to be made to the Committee by the Company’s officers who certify as to such matters in the Company’s Reports on Form 10-K and Form 10-Q) and financial personnel.

•	Consider the impact of new activities, major changes in operations, or other developments that may create significant financial exposure for the Company. Review policies and guidelines with respect to risk management, including management reports on the Company’s processes to manage and report risks related to litigation, foreign exchange, taxes, contingent liabilities, and similar matters that may constitute significant financial exposure.

Independent Auditors

The Committee shall:

•	Be directly responsible for the appointment, oversight, and evaluation of the Company’s independent auditors, which shall report directly to it. The Committee shall have the sole responsibility for pre-approving all audit services performed by the independent auditors and fees related thereto. At least annually, the Committee will obtain and review a report by the independent auditors describing: (a) the independent auditors’ internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditors or by any inquiry or investigation by governmental or professional authorities within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues, and (c) all relationships between the independent auditor and the Company and a written affirmation that the auditors are independent of the Company. The Committee shall, at least annually, evaluate the auditor’s qualifications, performance and independence, including an evaluation of the lead partner of the independent auditor, and present its conclusions to the Board. If and where appropriate, the Committee shall be responsible for the replacement of the independent auditors.

•	Review and pre-approve non-audit services performed by the independent auditors and fees related thereto, as well as consider whether the provision of such non-audit services is compatible with maintaining the independent auditors’ independence.

•	Oversee the independent auditors’ activities by discussing with the auditors the nature, scope and rigor of the audit process, receiving and reviewing audit reports, including any report reviewing the Company’s internal control over financial reporting.

•	Review with the independent auditors any audit problems or difficulties, the management letter issued, or proposed to be issued, by the independent auditors and the adequacy of management’s responses thereto. If and where appropriate, the Committee may review with the independent auditors (a) any accounting adjustments that were noted or proposed by the independent auditors but which were not adopted by management, and (b) any communications between the audit team and the audit firm’s national office respecting auditing or accounting issues presented by the engagement.

•	Provide the independent auditors full access to the Committee (and the Board) to report on appropriate matters.

Internal Audit

The Committee shall:

•	Provide guidance and oversight to the internal audit activities of the Company, including reviewing the organization, plans and results of such activities, and providing the internal auditor full access to the Committee (and the Board) to report on any and all appropriate matters.

Other Matters

The Committee shall:

•	Issue an annual report (as required by SEC rules) to be included in the Company’s proxy statement for its annual meeting of shareholders.

•	Provide guidance and oversight to the compliance program of the Company (including compliance with applicable laws, regulations and the Company’s Code of Business Conduct), and establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters, in addition to other compliance matters.

•	Establish hiring policies for employees or former employees of the independent auditors.

•	Monitor compliance with legal prohibitions on loans to directors and executive officers of the Company.

•	Discuss with the Compliance Officer and senior management the status of pending litigation, taxation matters and other legal and compliance matters as may be appropriate.

•	Annually conduct a performance evaluation of the Committee’s effectiveness.

•	Review and recommend approval of this Charter or any amendment thereof to the Board of Directors annually.

•	Report regularly to the Board about the Committee’s activities and agenda.

Limitation on Audit Committee’s Role

The Company’s management is responsible for preparing the Company’s financial statements in accordance with generally accepted accounting principles (“GAAP”) and its periodic reports as required by the Securities and Exchange Commission (the “SEC”). The Company’s independent auditors are responsible for auditing the Company’s annual financial statements and reviewing the Company’s interim financial statements. While the Audit Committee has responsibility to oversee management’s and the independent auditors’ conduct of these activities, it is not the responsibility of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate or are in compliance with GAAP.

Appendix B

Nominating and Corporate Governance Committee

CHARTER

(amended February 2004)
approved by the Committee: February 25, 2004
approved by Board: March 10, 2004

1. MEMBERSHIP:

The Committee shall consist of not less than three and not more than five members of the Board of Directors of the Company (the “Board”). The members of the Committee shall be appointed by the Board and shall be “independent” as required by the New York Stock Exchange (“NYSE”) listing standards and any other legal requirements as shall from time to time be in effect.

The Chairperson of the Committee shall be elected by a majority vote of the entire Board.

2. MEETINGS:

The Committee shall meet at such times as it determines to be necessary or appropriate, but not less than once a year, and shall report to the Board at the next meeting of the Board following each such Committee meeting.

The Committee may adopt such rules and procedures for the conduct of its affairs as it deems necessary if not inconsistent with the Company’s By-Laws.

A majority of the members of the Committee shall constitute a quorum. The act of a majority of the members present at the meeting at which a quorum is present shall be the act of the Committee. If only two members constitute a quorum, the unanimous vote of the two members shall constitute the act of the Committee.

Any action required or permitted to be taken at a meeting of the Committee may be taken without a meeting if, prior or subsequent to the action, a consent or consents thereto by all members of the Committee is filed with the Secretary of the Company.

3. RESPONSIBILITIES:

     3.1. Nominating

          The Committee shall:

-	establish guidelines and criteria for nomination for election of directors, including the nomination of directors by shareholders. Such criteria shall include the availability of sufficient time to serve on the Company’s Board and the possession of such knowledge, experience, skills, expertise, wisdom, integrity, business acumen, understanding of the Company’s business environment and diversity so as to enhance the Board’s ability to manage and direct the affairs and business of the Company, including, when applicable, to have the ability of committees of the Board to fulfill their duties and/or to satisfy any independence requirements imposed by law, regulation or NYSE listing standards;

-	review the qualifications of and recommend to the Board nominees for election to the Board at each Annual Meeting of Shareholders and to fill vacancies on the Board; and

-	review timely nominations for election of directors received from shareholders, and ensure that such shareholders are advised of any final action taken by the Board with respect thereto.

     3.2. Corporate Governance

          3.2.1. General

The Committee shall:

-	develop and recommend to the Board, corporate governance guidelines and monitor the Company’s compliance therewith, and review such guidelines periodically, and at least annually, to assure that they are appropriate for the Company and comply with the requirements of the SEC and NYSE;

-	review shareholder proposals for inclusion in the Proxy Statement for the Annual Meeting of Shareholders and proposed responses by the Board;

-	make recommendations to the Board concerning any other aspect of the procedures of the Board that the Committee considers warranted; and

-	review significant shareholder relations issues, corporate political contributions and review and approve all corporate contributions to affiliated persons or entities and all contributions in excess of $25,000 to any other person or entity. The Chairperson may represent the entire Committee for purposes of the review of such contributions.

          3.2.2. Board of Directors

The Committee shall make recommendations to the Board regarding:

-	the size and the composition of the Board of Directors;

-	the tenure and retirement age of directors;

-	the effectiveness of incumbent directors; and

-	the removal of directors for cause.

The Committee shall conduct, or cause to be conducted, an annual assessment of Board performance.

The Committee shall periodically review and oversee any orientation programs for newly elected directors and continuing director education programs for incumbent directors.

          3.2.3. Committees of the Board of Directors

The Committee shall make nominations to the Board for election of the members of the Board committees, periodically review the organization of the various committees of the Board, and ascertain whether the committees possess a Charter and whether such Charter is reviewed annually.

          3.2.4. Officers, CEO

The Committee shall:

-	review senior management organization and responsibilities;

-	make nominations to the Board for election of Officers;

-	assure that the Company has a senior management succession plan, with particular attention to the position of Chief Executive Officer and review it annually; and

-	recommend to the Board the individual who should assume the position of Chief Executive Officer if the Chief Executive Officer becomes incapacitated due to an unforeseen event.

     3.3. Other Responsibilities

The Committee shall;

-	have the oversight of the Company’s positions on and policies with respect to corporate governance;

-	review and recommend to the Board for approval the Company’s Code of Business Conduct and the Code of Business Ethics for the CEO and Senior Financial Officers;

-	examine any exceptional situation that might constitute an infraction of the Company’s Code of Business Conduct and coordinate the prompt disclosure of any material departures from its Code of Business Conduct;

-	annually review its Charter, recommend the same for approval to the Board of Directors and undertake additional activities within the scope of its Charter as the Committee may from time to time determine;

-	have the sole authority to retain, and approve the fees and other retention terms of, director search, legal and other advisors, as it deems necessary for the fulfillment of its responsibilities;

-	have the authority to designate, and delegate duties to, such standing and ad-hoc sub-committees as it deems necessary or desirable; and

-	conduct an annual assessment of the Committee’s performance.

Appendix C

P. H. GLATFELTER COMPANY

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
Audit and Non-Audit Services Pre-Approval Policy

I. Statement of Principles

     Under the Sarbanes-Oxley Act of 2002 (the “Act”) and the corporate governance provisions of the New York Stock Exchange, the Audit Committee of the Board of Directors (the “Committee”) is responsible for the appointment, compensation and oversight of the work of the independent auditors for P.H. Glatfelter Company (the “Company”). As part of this responsibility, the Committee is required to pre-approve the audit and non-audit services performed by the independent auditors in order to assure that the performance of non-audit related services by the independent auditors does not impair the auditors’ independence from the Company. To implement these provisions of the Act, and the related rules promulgated by the Securities and Exchange Commission (the “SEC”), the Committee has adopted this Audit and Non-Audit Services Pre-Approval Policy (the “Policy”) to set forth the procedures and the conditions pursuant to which audit and non-audit services proposed to be performed by the independent auditors are pre-approved by the Committee.

II. Responsibility of Audit Committee; Delegation

     The Committee, or, in the event it delegates its authority to one or more of its members as stated below, its designee, shall pre-approve the provision of all audit and non-audit services provided to the Company by any independent auditing firm engaged to perform the external audit of the Company’s financial statements (“Pre-Approval”). The Committee may delegate its Pre-Approval authority to one or more of its members. Any such delegation shall be in writing and shall continue in effect until the earlier of: (1) termination of such delegation in writing by the Committee; (2) resignation or removal of the member from the Committee or the Board; or (3) expiration of the term of the delegated member if such member is not re-elected to the Board and appointed to the Committee. The member(s) to whom such authority is delegated must report any Pre-Approval decisions made to the Committee at its next scheduled meeting.

     Any Pre-Approval actions may be taken at any meeting of the Committee, by Unanimous Written Consent of the Committee, or by action in writing if Pre-Approval is provided by the Committee’s designee.

     The Committee does not delegate its responsibilities to pre-approve services performed by the independent auditors to management.

III. Pre-Approval

A. Generally

     The Committee, or its designee, may provide Pre-Approval for specific services within a designated Category (as defined below) to be provided by the independent auditors to the Company and/or, as applicable, its subsidiaries. A request for Pre-Approval will be considered as long as: (1) the particular services to be provided fall within the categories described below in Section V of this Policy (each, a “Category”); (2) each specific service falling within a Category for which Pre-Approval is sought is specifically identified (the “Pre-Approved Services”); (3) the Pre-Approval does not result in delegation of the Committee’s responsibility to management; (4) the engagement letter executed by the Company to document the engagement of the independent auditors to provide the Pre-Approved Services is consistent with the Pre-Approval provided; (5) the time period in which the Pre-Approved Services will be provided is established; and (6) an approved fee expenditure for each specific service is established.

B. De Minimus Exception to Pre-Approval Requirement

     In its performance of its responsibilities under this Policy, prior approval of certain non-audit services is not required by the Committee if: (1) such services involve an aggregate amount of no more than 5% of the amounts paid by the Company to the auditors during the fiscal year in which such non-audit services are provided; (2) such non-audit services were not identified by the Company to be non-audit services at the time of the engagement; and (3) such services are promptly brought to the attention of and approved by the Committee prior to completion of the audit for such fiscal year.

C. Prohibited Services

     Notwithstanding any other provision of this Policy, the Committee shall not approve the performance of the following prohibited services by the independent auditors to the Company: (1) bookkeeping or other services related to the accounting records or financial statements of the Company; (2) financial information systems design and implementation; (3) appraisal or valuation services, fairness opinions, or contribution-in-kind reports; (4) actuarial services; (5) internal audit outsourcing services; (6) management functions or human resources; (7) broker or dealer, investment adviser, or investment banking services; (8) legal services; and (9) expert services unrelated to the audit; provided, that, in accordance with SEC rules, the services listed in (1) through (5) above are not prohibited if the Committee concludes, in its reasonable judgment, that the results of these services will not be subject to audit procedures during an audit of the Company’s financial statements. This conclusion must overcome the presumption that such prohibited services will be subject to audit procedures.

IV. Considerations by the Audit Committee

     For all Pre-Approval activities, the Committee or its designee will consider whether: (1) such services are consistent with the SEC’s rules on auditor independence; (2) the independent auditor is best positioned to provide the most effective and efficient service, for reasons including its familiarity with the Company’s business, management, culture, accounting systems, risk profile and other factors; and/or (3) the services might enhance the Company’s ability to manage or control risk or improve audit quality.

     The Committee will also consider the relationship between fees paid to the independent auditors for audit and for non-audit services in deciding whether to pre-approve any such services and may determine, for each fiscal year, the appropriate ratio between the total amount of fees for Audit, Audit-Related and Tax Services and the total amount of fees for certain permissible non-audit services classified as All Other Services.

V. Categories of Services Subject to Pre-Approval

     This Section of the Policy describes the Audit, Audit-Related, Tax Services and All Other Services to be submitted to the Committee for Pre-Approval.

A. Audit Services

     The Committee must pre-approve the engagement of the independent auditors to perform the annual external audit of the Company’s financial statements (“Audit Services”). Pre-Approval of Audit Services includes approval for the specific services identified in the request that only the independent auditors reasonably can provide for the fiscal year for which such Pre-Approval is sought, which services may include some or all of the specific services listed on Appendix A attached to this Policy.

     Any request for Pre-Approval of Audit Services will include a fee approval for the Audit Services requested.

B. Audit-Related Services

     “Audit-Related Services” are defined as assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and that are traditionally performed by the independent auditors. Management shall request Pre-Approval only for those Audit-Related Services it reasonably believes will be required for the fiscal year for which such Pre-Approval is sought. The type of Audit-Related Services for which Pre-Approval may be sought includes, but is not limited to, the specific services identified on Appendix B attached to this Policy.

     Any request for Pre-Approval of Audit-Related Services will include a fee approval for each type of Audit-Related Services requested.

C. Tax Services

     The Committee believes that, in accordance with the rules promulgated by the SEC under the Act, the independent auditors can provide specifically approved tax compliance, tax planning and tax valuation services to the Company (“Tax Services”) without impairing the auditors’ independence. The Committee may consult with outside counsel to determine that the tax planning and reporting positions are consistent with this Policy.

     The type of Tax Services for which Pre-Approval may be subject includes, but is not limited to, the specific services identified on Appendix C attached to the Policy. In each Pre-Approval request for Tax Services, the specific services, i.e., tax compliance, tax planning and tax valuation services will be identified separately and with as much specificity as possible, e.g., whether federal, state, local or international services are being approved for tax compliance or tax planning services, and which Company entities and periods are covered by the approval sought. The use of any Tax Services related to large and/or complex transactions must be specifically pre-approved by the Committee. In addition, the use of the independent auditors to provide any services to any executive officer or director of the Company, in his or her individual capacity, where such services are paid for by the Company, must be specifically pre-approved by the Committee.

     Any request for Pre-Approval of Tax Services will include a fee approval for each type of Tax Services requested.

D. All Other Services

     The Committee must specifically approve all other permissible non-audit services (“All Other Services”) to be provided by the independent auditors. The Committee must believe that such services are routine and recurring services that are generally of the type customarily provided by an issuer’s independent auditing firm, would not impair the independence of the Company’s independent auditors and are consistent with the SEC’s rules on auditor independence. Examples of such All Other Services for which Pre-Approval can be separately sought include: (1) risk management advisory services; (2) treasury advisory services; and (3) corporate or structured finance advisory services

     Any request for Pre-Approval of All Other Services will specifically identify the Service and include a fee approval for each type of All Other Services requested, all in accordance with Appendix D to this Policy.

VI. Pre-Approval Procedures

     Management will submit to the Committee, or its designee, a request for Pre-Approval of Audit Services, Audit-Related Services, Tax Services and/or All Other Services using the applicable form of Appendix to this Policy as a guide. Such request will include as much specificity and detail as is reasonable to enable the Committee to satisfy its responsibilities. The Committee must provide Pre-Approval for specific services in any given Category. The Committee may consult with counsel to the Company, independent counsel and/or the independent auditor in connection with its Pre-Approval determinations.

     The fee levels approved by the Committee for each Pre-Approved Service may be allocated by management only to fees associated with either the specific service or the range of services for which such Pre-Approval is received. For example, if the Committee provides Pre-Approval for both tax planning and tax compliance services in a given fiscal year, no portion of the fee approved for tax planning can be applied to cover any fees approved for tax compliance. It shall be the responsibility of management to monitor the provision of services by the independent auditors and the fees associated with such services.

     All requests or applications for services by the independent auditors will be submitted to the Chief Financial Officer and must include a detailed description of the services to be rendered, including detailed back-up documentation from the independent auditors, which will be provided to the Committee, regarding the specific services to be provided. The Chief Financial Officer will determine whether such services are included within the list of services for which Pre-Approval may be provided under this Policy.

     The Committee designates the Controller or, if that position is vacant, the Chief Financial Officer to monitor the performance of all Pre-Approved Services provided by the independent auditors and to determine whether such services are in compliance with the Pre-Approvals given in accordance with this Policy. Such individual will report the results of such monitoring activities to the Committee on a periodic basis.

     The Committee shall review the adequacy of this Policy at least annually and shall approve and adopt any amendment to this Policy.

Approved by the Audit Committee on March 9, 2004.

Appendix A
Pre-Approval for Audit Services

Period for which Pre-Approval is Sought:

Date of Request:

Specific Services Approved:

•	the annual financial statement audit (including required quarterly reviews);

•	statutory audits or financial statement audits for subsidiaries or affiliates of the Company;

•	equity investment audits;

•	other procedures required to be performed by the independent auditors to be able to form an opinion on the Company’s consolidated financial statements, including information systems and procedural reviews and testing performed in order to understand and place reliance on the Company’s systems of internal control, and consultations relating to the audit or quarterly review;

•	attestation engagement for the independent auditors’ report on management’s report on internal controls for financial reporting;

•	services associated with registration statements under the Securities Act of 1933, periodic reports under the Securities Exchange Act of 1934 and other documents filed with the SEC or other documents issued by the Company in connection with public or private securities offerings including, without limitation, the provision of consents and comfort letters related to such filings or offerings; and

•	consultations by the Company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard setting bodies (Note: Under SEC rules, some consultations may be “audit related” services rather than “audit” services).

Additional Information:

Fee Approval Sought:

Appendix B
Audit-Related Services

Period for which Pre-Approval is Sought:

Date of Request:

Specific Services Approved: **

•	due diligence services pertaining to potential business acquisitions/dispositions;

•	accounting consultations related to accounting, financial reporting or disclosure matters not classified as Audit Services;

•	assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities;

•	financial statement audits of employee benefit plans;

•	agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters; and assistance with internal control reporting requirements;

•	consultations by the Company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard-setting bodies (Note: Under SEC rules, some consultations may be “audit” services rather than “audit-related” services);

•	attest services not required by statute or regulation;

•	information systems reviews not performed in connection with the audit (e.g., application, data center and technical reviews);

•	subsidiary or equity investment audits not required by statute or regulation that are incremental to the audit of the consolidated financial statements;

•	closing balance sheet audits pertaining to dispositions;

•	review of the effectiveness of the internal audit function; and

•	general assistance with implementation of the requirements of SEC rules or listing standards promulgated pursuant to the Act.

Additional Information:

Fee Approval Sought:

** With respect to Audit-Related Services, each Pre-Approval request shall indicate the specific services for which Pre-Approval is sought in the time period requested.

Appendix C
Tax Services

Period for which Pre-Approval is Sought:

Date of Request:

Specific Services and Fee Approval Sought:

U.S. Federal, State, Local and International Tax Compliance:

•	tax compliance services, including advice and analyses, related to preparation of U.S. federal, state, local and international income, franchise, property, payroll, employee benefits, and other taxes (e.g., excise, fuel, and escheat) for original and amended tax returns;

•	review and/or signing of Company-prepared federal, state, local and international income, franchise, property, payroll, employee benefits, and other tax returns;

•	representation before the Internal Revenue Service and state, local and international authorities for examinations including federal and state income, franchise, property, payroll, and sales or use taxes;

•	representation before the Internal Revenue Service and state, local and international authorities for ruling requests, appeals, changes in accounting methods or determination letters;

•	tax compliance and tax planning services for executive officers or directors of the Company, in his or her individual capacity, where such services are paid for by the Company;* and

•	international tax compliance, including income tax return preparation for expatriate employees

U.S. Federal, State and Local Tax Planning:

•	Tax services, including advice and analyses, related to acquisitions or dispositions and employee benefit plans.**

International Tax Planning:

•	Tax services, including advice and analyses, related to acquisitions or dispositions and employee benefit plans.**

Tax Valuation Services:

Licensing or purchase of income tax preparation software from the independent auditor; provided the functionality is limited to preparation of tax returns:

*	Tax services for each officer or director must be specifically pre-approved by the Committee.

**	Tax services related to large and/or complex transactions must be specifically pre-approved by the Committee

Appendix D
All Other Services

Period for which Pre-Approval is Sought:

Date of Request:

Specific Services Approved:

Additional Information:

Fee Approval Sought:

Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

The Board of Directors Recommends voting ‘FOR’ the nominees:

1. Election of Directors:

Nominees: Term Expiring in 2007:	VOTE for all nominees listed at left except as indicated below	VOTE WITHHELD for all nominees
01 Kathleen A. Dahlberg 02 Richard C. II 03 Lee C. Stewart	☐	☐

To withhold authority to vote for any individual nominee, write that nominee’s name in the space below:

The Board of Directors Recommends voting ‘AGAINST’ the following proposal.

		FOR	AGAINST	ABSTAIN
2.	Approval of shareholder’s proposal requesting that the Board of Directors submits the adoption, maintenance or extension of any poison pill to a shareholder vote and, also, once this proposal is adopted, submits any dilution or removal of this proposal to a shareholder vote.	☐	☐	☐

RSVP:	We request that you advise us of your intention to attend the annual meeting in person so that we can make arrangements for suitable accommodations. (Your failure to advise us of your intentions will not prevent you from attending the meeting in person.)	I will attend in person	☐

Consenting to receive all future annual meeting materials and shareholder communications electronically is simple and fast! Enroll today at www.melloninvestor.com/isd for secure online access to your proxy materials, statements, tax documents and other important shareholder correspondence.

Signature	Date	Signature		Date

IF HELD JOINTLY

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Note: Signature should be the same as the name printed above. Executors, administrators, trustees, guardians, attorneys, and officers of corporations should add their title when signing.

▲ FOLD AND DETACH HERE ▲

PROXY

P. H. GLATFELTER COMPANY
YORK, PENNSYLVANIA

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 28, 2004

     The undersigned shareholder of P. H. Glatfelter Company hereby appoints Nicholas DeBenedictis, M. Alanson Johnson II and J. Robert Hall and each of them, attorneys and proxies, with power of substitution in each of them, to vote and act for and on behalf of the undersigned at the annual meeting of shareholders of the Company to be held at the York Expo Center, 334 Carlisle Avenue, York, Pennsylvania in the White Rose Room, on Wednesday, April 28, 2004, and at all adjournments thereof, according to the number of shares which the undersigned would be entitled to vote if then personally present, as indicated hereon and in their discretion upon such other business as may come before the meeting and hereby ratifies and confirms all that said attorneys and proxies may do or cause to be done by virtue hereof.

     It is agreed that unless otherwise marked on the other side said attorneys and proxies are appointed WITH authority to vote FOR the election of directors and that as to the other proposal which is described in the proxy statement, said attorneys and proxies shall vote as directed, or in the absence of such directions, AGAINST such proposal.

(PLEASE FILL IN, SIGN AND DATE ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE)
(Continued and to be signed on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

Driving Instructions
to the
York Expo Center, 334 Carlisle Avenue, York, Pennsylvania

From the South:

Take I-83 North to Exit 15 (Old Exit 5) S. George Street — Business 83. Turn left at first traffic light. Follow Country Club Road to Richland Avenue to Market Street. Turn left on Market Street to York Fair Grounds.

From the North:

Take I-83 to Exit 22 (Old Exit 10) N. George Street. At first traffic light, take Route 30 West to Carlisle Avenue (Rte. 74) exit. Turn left on Carlisle Avenue to York Fair Grounds.

From the East:

Take Route 30 West to Carlisle Avenue (Rte. 74) exit. Turn left on Carlisle Avenue to York Fair Grounds.

From the West:

Take Route 462 (W. Market Street) from Route 30. Follow Market Street to Highland Avenue. Turn left on Highland Avenue and continue to Dannister. Turn right to Carlisle Avenue. Turn right to York Fair Grounds.